EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D/A on 4/24/25 by the Reporting Persons to 4/30/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
4/25/2025	Buy	90,225	6.64
4/28/2025	Buy	20,282	6.69
4/29/2025	Buy	7,608	6.74
4/30/2025	Buy	53,878	6.71